UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 or 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):
April 24, 2007

Euronet Worldwide, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-31648	74-2806888
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID Number)

4601 College Boulevard, Suite 300 Leawood, Kansas	66211
(Address of principal executive offices)	(Zip Code)

Registrant’s Telephone Number, including area code: (913) 327-4200

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02.  Results of Operations and Financial Condition.

On April 24, 2007, Euronet Worldwide, Inc. issued a press release to announce its financial results for the first quarter ended March 31, 2007. The press release is attached hereto as Exhibit 99.1.

With the exception of information contained in Item 8.01, the information in this Current Report, including without limitation Exhibit 99.1, is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, or otherwise subject to the liabilities of that Section, and shall not be incorporated by reference into any registration statement or other document filed pursuant to the Securities Act of 1933, except as shall be expressly set forth by specific reference in such a filing.

ITEM 8.01.  Other Events.

Euronet’s first quarter 2007 financial highlights included:
•	Consolidated revenues of $170.4 million, compared to $147.0 million for the first quarter 2006.
•	Operating income of $12.1 million, compared to $12.3 million in the first quarter 2006.
•	Net income of $9.6 million, or $0.24 diluted earnings per share, compared to net income for the first quarter 2006 of $9.4 million, or $0.24 diluted earnings per share.

The EFT Processing Segment reported the following results:
•	First quarter 2007 revenues of $42.0 million, compared to $36.0 million for the first quarter 2006.
•	First quarter 2007 operating income of $6.9 million, compared to $7.8 million for the first quarter 2006.

The Prepaid Processing Segment reported the following results:
•	First quarter 2007 revenues of $128.4 million, compared to $111.0 million for the first quarter 2006.
•	First quarter 2007 operating income of $8.8 million, compared to $9.0 million for the first quarter 2006.

Corporate and Other had $3.6 million of operating expenses for the first quarter 2007, compared to $4.4 million in the first quarter 2006.

The Company’s total unrestricted cash was $419.5 million as of March 31, 2007 as compared to $321.1 million as of December 31, 2006. Euronet’s total indebtedness was $353.5 million as of March 31, 2007 as compared to $373.5 million as of December 31, 2006.

In December 2004 and October 2005, the Company issued $140 million and $175 million, respectively, in convertible debentures. These debentures are potentially convertible into approximately 4.2 million and 4.3 million shares, respectively, of the Company’s common stock, subject to adjustment. As required by EITF 04-8, “The Effect of Contingently Convertible Debt on Diluted Earnings per Share,” regardless of whether the conditions upon which the debentures would be convertible into shares of the Company’s common stock have been met, if dilutive, the impact of the contingently issuable shares is included in the calculation of diluted earnings per share under the “if converted” method. The assumed conversion of the December 2004 debentures was dilutive for the first quarter 2007 and for the first quarter 2006. Accordingly, for the first quarter 2007 and for the first quarter 2006, 4.2 million contingently issuable shares have been assumed to be outstanding for the period and $0.7 million and $0.8 million, respectively, in related interest charges and amortization of debt issuance costs have been added back to income available to common shareholders to determine diluted earnings per share. The assumed conversion of the October 2005 debentures was not dilutive for the first quarter 2007 or for the first quarter 2006.

The Company’s consolidated income statements for the three-month periods ended March 31, 2007 and 2006 and the Company’s consolidated summary balance sheets as of March 31, 2007 and December 31, 2006 are set forth below.

EURONET WORLDWIDE, INC.
Consolidated Statements of Income
(unaudited - in millions, except share and per share data)

	Three Months Ended
	March 31,
	2007	2006

Revenues:
EFT Processing	$42.0	$36.0
Prepaid Processing	128.4	111.0
Total revenues	170.4	147.0

Operating expenses:
Direct operating costs	120.6	101.2
Salaries and benefits	19.0	18.1
Selling, general and administrative	10.8	8.6
Depreciation and amortization	7.9	6.8
Total operating expenses	158.3	134.7
Operating income	12.1	12.3

Other income (expense):
Interest income	4.3	2.7
Interest expense	(3.5)	(3.5)
Income from unconsolidated affiliates	0.2	0.2
Foreign exchange gain, net	0.4	1.6
Total other income (expense)	1.4	1.0
Income before income taxes and minority interest	13.5	13.3

Income tax expense	(3.9)	(3.6)
Minority interest	(0.4)	(0.3)

Income from continuing operations	9.2	9.4

Gain from discontinued operations	0.4	-

Net income	$9.6	$9.4

Earnings per share - diluted:
Continuing operations	$0.23	$0.24
Discontinued operations	0.01	-
Total	$0.24	$0.24

Diluted weighted average shares outstanding	43,688,014	42,263,210

EURONET WORLDWIDE, INC.
Consolidated Summary Balance Sheets
(in millions)

	As of
	March 31,	As of
	2007	December 31,
	(unaudited)	2006

ASSETS
Current assets:
Cash and cash equivalents	$419.5	$321.1
Restricted cash	122.2	80.7
Inventory - PINs and other	48.9	49.5
Trade accounts receivable, net	205.9	212.6
Other current assets, net	29.9	24.6

Total current assets	826.4	688.5

Property and equipment, net	55.6	55.2
Goodwill and intangible assets, net	353.5	326.2
Other assets, net	37.8	38.2

Total assets	$1,273.3	$1,108.1

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and other current liabilities	$402.1	$393.1
Short-term borrowings and current portions of capital lease and long-term debt obligations	9.5	11.0

Total current liabilities	411.6	404.1

Debt obligations, net of current portion	331.1	349.1
Capital lease obligations, net of current portion	12.9	13.4
Deferred income tax	44.5	43.1
Other long-term liabilities	1.9	1.8
Minority interest	7.2	8.3

Total liabilities	809.2	819.8

Stockholders' equity	464.1	288.3

Total liabilities and stockholders' equity	$1,273.3	$1,108.1

ITEM 9.01.  Financial Statements and Exhibits.

(c)	Exhibits

Exhibit 99.1 - Press Release dated April 24, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Euronet Worldwide, Inc.

By:	/s/ Rick L. Weller
Rick L. Weller
Chief Financial Officer
Date: April 24, 2007